                                                                    EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES
(IN THOUSANDS)

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
                                                                     YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------------------------
                                                 2001           2000           1999           1998            1997
                                                               (A)(C)           (A)            (A)           (A)(D)
                                               ---------      ---------      ---------      ---------      ---------
Earnings as defined:
Income before provision for income taxes       $ 209,377      $ 350,164      $ 100,207      $  71,520      $(116,507)
Add:
   Interest expense                                1,146          2,425          1,746          4,895          2,832
   Interest portion of rental expense (B)         15,729         20,464         15,106          8,528          2,168
                                               ---------      ---------      ---------      ---------      ---------

Total earnings                                 $ 226,252      $ 373,053      $ 117,059      $  84,943      $(111,507)

Fixed charges as defined:
Interest expense                               $   1,146      $   2,425      $   1,746      $   4,895      $   2,832
Interest portion of rental expense (B)            15,729         20,464         15,106          8,528          2,168
                                               ---------      ---------      ---------      ---------      ---------

Total fixed charges                            $  16,875      $  22,889      $  16,852      $  13,423      $   5,000

Ratio of earnings to fixed charges                 13.41          16.30           6.95           6.33             --
                                               =========      =========      =========      =========      =========
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(A)    All information prior to 2001 has been restated to give effect to the accounting for the merger with GaSonics Corporation in January 2001 under the pooling-of-interests method of accounting.

(B) Reflects the appropriate portion of rental expense representative of an interest factor.

(C) Before the cumulative effect of a change in accounting principle in conjunction with the adoption of SAB 101.

(D) In the year ended December 31, 1997, Novellus incurred a loss of $92.7 million, net of an income tax benefit of $23.8 million. Fixed charges for this period were $5.0 million.